Second LOAN MODIFICATION AGREEMENT

This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of November 15, 2019, by and among (a) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and (b) (i) MTBC, INC. (formerly known as MEDICAL TRANSCRIPTION BILLING, CORP.), a Delaware corporation with its principal place of business at 7 Clyde Road, Somerset, New Jersey 08873 (“Parent”), (ii) MTBC ACQUISITION, CORP., a Delaware corporation with its principal place of business at 7 Clyde Road, Somerset, New Jersey 08873 (“Acquisition”), (iii) MTBC HEALTH, INC., a Delaware corporation with its principal place of business at 7 Clyde Road, Somerset, New Jersey 08873 (“Health”), and (iv) MTBC PRACTICE MANAGEMENT, CORP., a Delaware corporation with its principal place of business at 7 Clyde Road, Somerset, New Jersey 08873 (“Management” and, together with Parent, Acquisition, and Health, jointly and severally, individually and collectively, “Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of October 13, 2017, evidenced by, among other documents, a certain Loan and Security Agreement dated as of October 13, 2017, between Borrower and Bank, as amended and affected by a certain Joinder and First Loan Modification Agreement dated as of September 20, 2018 (as has been and as may be further amended, modified, restated, replaced or supplemented from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by, among other property, the Collateral as defined in the Loan Agreement (together with any other collateral security granted to Bank, as amended the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A. Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.9 thereof:

  “(b) Adjusted EBITDA. Maintain at all times, to be tested as of the last day of each month, Adjusted EBITDA, measured for the three (3) month period ending on the last day of such month, of at least: (i) One Dollar ($1.00) for the three (3) month periods ending August 31, 2017, September 30, 2017, October 31, 2017 and November 30, 2017; (ii) Two Hundred Fifty Thousand Dollars ($250,000.00) for the three (3) month periods ending December 31, 2017, January 31, 2018, February 28, 2018, March 31, 2018, April 30, 2018 and May 31, 2018; (iii) Five Hundred Thousand Dollars ($500,000.00) for the three (3) month period ending June 30, 2018, (iv) One Hundred Thousand Dollars ($100,000.00) for the three (3) month period ending July 31, 2018, (v) One Hundred Twenty Five Thousand Dollars ($125,000.00) for the three (3) month period ending August 31, 2018, (vi) One Hundred Fifty Thousand Dollars ($150,000.00) for the three (3) month period ending September 30, 2018, (vii) Two Hundred Fifty Thousand Dollars ($250,000.00) for the three (3) month period ending October 31, 2018, (viii) Three Hundred Fifty Thousand Dollars ($350,000.00) for the three (3) month period ending November 30, 2018, (ix) Four Hundred Thousand Dollars ($400,000.00) for the three (3) month period ending December 31, 2018, (x) Five Hundred Thousand Dollars ($500,000.00) for the three (3) month period ending January 31, 2019, (xi) Six Hundred Thousand Dollars ($600,000.00) for the three (3) month period ending February 28, 2019, (xii) Seven Hundred Fifty Thousand Dollars ($750,000.00) for the three (3) month period ending March 31, 2019, (xiii) Eight Hundred Fifty Thousand Dollars ($850,000.00) for the three (3) month period ending April 30, 2018, (xiv) Nine Hundred Fifty Thousand Dollars ($950,000.00) for the three (3) month period ending May 31, 2019, (xv) One Million Dollars ($1,000,000.00) for the three (3) month period ending June 30, 2019, (xvi) One Million One Hundred Thousand Dollars ($1,100,000.00) for the three (3) month period ending July 31, 2019, (xvii) One Million Two Hundred Thousand Dollars ($1,200,000.00) for the three (3) month period ending August 31, 2019 and (xviii) One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) for the three (3) month period ending September 30, 2019 and for the three (3) month period ending on the last day of each month thereafter.”

and inserting in lieu thereof the following:

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“(b)	Adjusted EBITDA. Maintain at all times:

(i) to be tested as of the last day of each month through and including the month ending October 31, 2019, Adjusted EBITDA, measured for the three (3) month period ending on the last day of such month, of at least: (A) One Dollar ($1.00) for the three (3) month periods ending August 31, 2017, September 30, 2017, October 31, 2017 and November 30, 2017; (B) Two Hundred Fifty Thousand Dollars ($250,000.00) for the three (3) month periods ending December 31, 2017, January 31, 2018, February 28, 2018, March 31, 2018, April 30, 2018 and May 31, 2018; (C) Five Hundred Thousand Dollars ($500,000.00) for the three (3) month period ending June 30, 2018, (D) One Hundred Thousand Dollars ($100,000.00) for the three (3) month period ending July 31, 2018, (E) One Hundred Twenty Five Thousand Dollars ($125,000.00) for the three (3) month period ending August 31, 2018, (F) One Hundred Fifty Thousand Dollars ($150,000.00) for the three (3) month period ending September 30, 2018, (G) Two Hundred Fifty Thousand Dollars ($250,000.00) for the three (3) month period ending October 31, 2018, (H) Three Hundred Fifty Thousand Dollars ($350,000.00) for the three (3) month period ending November 30, 2018, (I) Four Hundred Thousand Dollars ($400,000.00) for the three (3) month period ending December 31, 2018, (J) Five Hundred Thousand Dollars ($500,000.00) for the three (3) month period ending January 31, 2019, (K) Six Hundred Thousand Dollars ($600,000.00) for the three (3) month period ending February 28, 2019, (L) Seven Hundred Fifty Thousand Dollars ($750,000.00) for the three (3) month period ending March 31, 2019, (M) Eight Hundred Fifty Thousand Dollars ($850,000.00) for the three (3) month period ending April 30, 2018, (N) Nine Hundred Fifty Thousand Dollars ($950,000.00) for the three (3) month period ending May 31, 2019, and (O) One Million Dollars ($1,000,000.00) for the three (3) month period ending June 30, 2019, (P) One Million One Hundred Thousand Dollars ($1,100,000.00) for the three (3) month period ending July 31, 2019, (Q) One Million Two Hundred Thousand Dollars ($1,200,000.00) for the three (3) month period ending August 31, 2019, (R) One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) for the three (3) month period ending September 30, 2019, and (S) One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00) for the three (3) month period ending October 31, 2019; and

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(ii) to be tested as of the last day of each month commencing with the month ending November 30, 2019, Adjusted EBITDA, measured for the six (6) month period ending on the last day of such month, of at least (A) One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00) for the six (6) month period ending November 30, 2019, (B) One Million Five Hundred Thousand Dollars ($1,500,000.00) for the six (6) month period ending December 31, 2019, (C) One Million Six Hundred Thousand Dollars ($1,600,000.00) for the six (6) month periods ending January 31, 2020, February 29, 2020, and March 31, 2020, (D) One Million Eight Hundred Fifty Thousand Dollars ($1,850,000.00) for the six (6) month periods ending April 30, 2020, May 31, 2020, and June 30, 2020, (E) Two Million Fifty Thousand Dollars ($2,050,000.00) for the six (6) month periods ending July 31, 2020, August 31, 2020, and September 30, 2020, and (F) Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) for the six (6) month period ending October 31, 2020 and for the six (6) month period ending on the last day of each month thereafter.

On and after the Second LMA Effective Date, the financial covenant set forth in this Section 6.9(b) shall not be tested for any six (6) month period to the extent that there were no outstanding Obligations at all times from and including the first day of such six (6) month period through and including the date that Bank receives financial statements of Borrower evidencing whether Borrower was in compliance with such financial covenant during such period. With respect to any Credit Extension requested at a time when there are no Obligations outstanding, the determination of whether to make such Credit Extension shall be in Bank’s sole and absolute discretion in each instance unless Borrower provides evidence to Bank, satisfactory to Bank in its sole discretion, that Borrower has complied with the financial covenant set forth in this Section 6.9(b) at all times during the six (6) month period ending on the last day of the month ending immediately prior to such Credit Extension request (in which case, the determination of whether to make such Credit Extension shall be subject to the discretion set forth in Section 2.2, 2.3, 2.4, or 2.5, as applicable, and the other terms of this Agreement).”

2	The Loan Agreement shall be amended by deleting the following text, appearing in Section 7.1 thereof:

“Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”),”

and inserting in lieu thereof the following:

“Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”),”

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3	The Loan Agreement shall be amended by deleting the following text, appearing in Section 7.3 thereof:

“Without Bank’s prior written consent, which shall not be unreasonably withheld or delayed, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary).”

and inserting in lieu thereof the following:

“Without Bank’s prior written consent, which shall not be unreasonably withheld or delayed, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division).”

4	The Loan Agreement shall be amended by deleting the following text, appearing in Section 10 thereof:

“If to Bank:	Silicon Valley Bank
275 Grove Street
Suite 2-200
Newton, Massachusetts 02466
Attn: Mr. Sam Subilia
Fax: (617) 527-0177
Email: SSubilia@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com”

and inserting in lieu thereof the following:

“If to Bank:	Silicon Valley Bank
275 Grove Street
Suite 2-200
Newton, Massachusetts 02466
Attn: Ms. Marina Mendes
Fax: (617) 527-0177
Email: MMendes@svb.com

with a copy to:	Morrison & Foerster LLP
200 Clarendon Street, Floor 20
Boston, Massachusetts 02116
Attn: David A. Ephraim, Esquire
Fax: (617) 830-0142
Email: DEphraim@mofo.com”

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5	The Loan Agreement shall be amended by inserting the following new definitions, appearing alphabetically in Section 13.1 thereof:

“ “Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.”

“ “Second LMA Effective Date” is November 15, 2019.”

6	The Compliance Certificate appearing as Exhibit B to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Schedule 1 hereto.

4. FEES AND EXPENSES. Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. PERFECTION CERTIFICATES.

(a)	Parent hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of November 15, 2019 (the “Parent Perfection Certificate”) delivered by Parent to Bank, and acknowledges, confirms and agrees that the disclosures and information Parent provided to Bank in the Parent Perfection Certificate have not changed, as of the date hereof.

(b)	Acquisition hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of November 13, 2019 (the “Acquisition Perfection Certificate”) delivered by Acquisition to Bank, and acknowledges, confirms and agrees that the disclosures and information Acquisition provided to Bank in the Acquisition Perfection Certificate have not changed, as of the date hereof.

(c)	Health hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of November 13, 2019 (the “Health Perfection Certificate”) delivered by Health to Bank, and acknowledges, confirms and agrees that the disclosures and information Health provided to Bank in the Health Perfection Certificate have not changed, as of the date hereof.

(d)	Management hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of November 13, 2019 (the “Management Perfection Certificate”) delivered by Management to Bank, and acknowledges, confirms and agrees that the disclosures and information Management provided to Bank in the Management Perfection Certificate have not changed, as of the date hereof.

Borrower hereby acknowledges and agrees that all references in the Loan Agreement to the “Perfection Certificate” shall mean and include, collectively, the Parent Perfection Certificate, the Acquisition Perfection Certificate, the Health Perfection Certificate and the Management Perfection Certificate.

6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

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7. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8. RELEASE BY BORROWER.

A.	FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Loan Modification Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

B.	In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C.	By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

D.	This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Loan Modification Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

E.	Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

1	Except as expressly stated in this Loan Modification Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Loan Modification Agreement.

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2	Borrower has made such investigation of the facts pertaining to this Loan Modification Agreement and all of the matters appertaining thereto, as it deems necessary.

3	The terms of this Loan Modification Agreement are contractual and not a mere recital.

4	This Loan Modification Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Loan Modification Agreement is signed freely, and without duress, by Borrower.

5	Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BANK:

SILICON VALLEY BANK

By	/s/ Thomas F. Gordon
Name:	Thomas F. Gordon
Title:	Managing Director

BORROWER:

MTBC, INC.

By	/s/ Bill Korn
Name:	Bill Korn
Title:	CFO

MTBC ACQUISITION, CORP.

By	/s/ Bill Korn
Name:	Bill Korn
Title:	CFO

MTBC HEALTH, INC.

By	/s/ Bill Korn
Name:	Bill Korn
Title:	CFO

MTBC PRACTICE MANAGEMENT, CORP.

By	/s/ Bill Korn
Name:	Bill Korn
Title:	CFO

SCHEDULE 1

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date: _____________________________
FROM:	MTBC, INC.,
MTBC ACQUISITION, CORP., MTBC HEALTH, INC.
and MTBC PRACTICE MANAGEMENT, CORP.

The undersigned authorized officer of MTBC, INC., MTBC ACQUISITION, CORP., MTBC HEALTH, INC. and MTBC PRACTICE MANAGEMENT, CORP. (jointly and severally, individually and collectively, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statements (CPA Audited) on Form 10-K	Within 5 days after filing with SEC
10-Q and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings	Monthly within 30 days	Yes No
Repeatable Revenue Reports	Monthly within 30 days	Yes No
Board-approved projections	FYE within 30 days, and as updated/ amended	Yes No

Financial Covenants	Required	Actual	Complies

Maintain as indicated:
Liquidity Ratio (at all times; tested monthly)	> 1.0 : 1.0	______ : 1.0	Yes No
Adjusted EBITDA (trailing six-month; tested monthly)	> _______*	______ : 1.0	Yes No

* As set forth in Section 6.9(b) of the Agreement

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

 ___________________________________________________________________________________

___________________________________________________

MTBC, INC.	BANK USE ONLY
MTBC ACQUISITION, CORP.
MTBC HEALTH, INC.	Received by: __________________________________
MTBC PRACTICE MANAGEMENT, CORP.	authorized signer

Date: ________________________________________

By:	Verified: ______________________________________
Name:	authorized signer
Title:	Date: ________________________________________
Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated: ____________________

I. Liquidity Ratio (at all times) (tested monthly) (Section 6.9(a))

Required: > 1.0 : 1.0

Actual: ___ : 1:0

A.	Aggregate value of Borrower’s unrestricted and unencumbered cash and Cash Equivalents maintained with Bank and Bank’s Affiliates	$ _________

B.	Aggregate value of Borrower’s net billed accounts receivable	$ _________

C.	The sum of lines A and B	$ _________

D.	All obligations and liabilities of Borrower to Bank (other than any obligations related to Bank Services that are secured by specifically pledged and segregated cash on terms and in amounts satisfactory to Bank in its sole discretion)	$ _________

E.	Liquidity Ratio (line C divided by line D)	_________

Is line E equal to or greater than 1.0 : 1.0?

_________ No, not in compliance                  ____________Yes, in compliance

II. Adjusted EBITDA (trailing six-month) (tested monthly) (Section 6.9(b))

Required: $_________________*

*As set forth in Section 6.9(b) of the Agreement.

Actual: $_________________

A.	Net Income	$___________

B.	To the extent included in the determination of Net Income

1.	Interest Expense	$__________

2.	Income tax expense	$__________

3.	Depreciation	$__________

4.	Amortization expense	$__________

5.	Non-cash stock-based compensation expense	$__________

6.	Stock-based compensation payable in cash (not to exceed $250,000 per fiscal year)	$__________

7.	Foreign currency gains and losses	$__________

8.	Gain or loss resulting from the change in the value of contingent consideration and non-recurring transaction and integration costs related to acquisitions that occurred prior to the Effective Date	$__________

9.	Gain or loss resulting from the change in the value of contingent consideration and non-recurring transaction and integration costs related to acquisitions occurring on or after the Effective Date to the extent approved by Bank on a case-by-case basis in its sole discretion	$__________

10.	The sum of lines 1 through 9	$__________

C.	Unfinanced capital expenditures	$__________
D.	Capitalized software expenses	$__________
E.	The sum of lines C and D
F.	Adjusted EBITDA (line A plus line B.10 minus line E)	$__________

Is line F equal to or greater than the required amount set forth above?

___________ No, not in compliance                    ____________ Yes, in compliance